Exhibit 99.1

Cadrenal Therapeutics Announces Collaboration Agreement with Abbott in Support of Pivotal Study of Tecarfarin in Patients with HeartMate 3™ LVAD

●	Strengthens the Potential for Improved Patient Outcomes through Improvements in the Quality of Anticoagulation, Enhancing Hemocompatibility in HeartMate 3™ LVAD patients

PONTE VEDRA, Fla., March 4, 2025 -- Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a late-stage biopharmaceutical company focused on the development of specialized cardiovascular therapeutics, with the late-stage asset tecarfarin, a new oral Vitamin K antagonist (VKA), today announced the signing of a Collaboration Agreement with Abbott (NYSE: ABT) to support Cadrenal’s pivotal TECarfarin Anticoagulation and Hemocompatibility with Left Ventricular Assist Devices (TECH-LVAD) trial.

Under the terms of the Collaboration and Data Sharing Agreement, Abbott will support Cadrenal on the planning and execution of the TECH-LVAD trial to evaluate the efficacy and safety of tecarfarin in patients with LVADs. Under the Agreement, Abbott will share insights from recent HeartMate 3™ trials and will support Cadrenal with: trial design, site identification, trial awareness, and HeartMate 3™ expertise.

“We are pleased to have the support of Abbott, a global healthcare leader, which further validates the advancement into late-stage clinical development of tecarfarin. This partnership strengthens our access to key clinical trial sites and enhances patient enrollment efforts,” said Quang X. Pham, Chief Executive Officer, Cadrenal Therapeutics, Inc. “Together, we have a unique opportunity to evaluate tecarfarin in combination with the HeartMate 3™ LVAD, advancing our commitment to bringing forward the first innovation in vitamin K-targeted anticoagulation in over 70 years.”

Abbott’s HeartMate 3™ LVAD is a mechanical circulatory support device designed for patients with advanced heart failure. Abbott’s heart pumps have set the standard in LVAD therapy. The HeartMate 3™ LVAD is the most advanced LVAD yet and the only one currently available in the United States. According to Business Research Insights, the LVAD market was valued at $1.1 billion in 2023 and is projected to reach $2.4 billion by 2032.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a late-stage biopharmaceutical company focused on developing specialized therapeutics for rare cardiovascular conditions. The Company is developing its late-stage asset, tecarfarin, a new oral vitamin K antagonist (VKA) designed to be a better and safer anticoagulant than warfarin, for individuals with implanted cardiac devices. Although warfarin is widely used off-label for several rare cardiovascular conditions, extensive clinical and real-world data have shown it to have significant serious side effects. With its innovation, Cadrenal aims to meet the unmet needs of this patient population by relieving them and their healthcare providers of some of warfarin’s greatest clinical challenges.

Cadrenal is pursuing a product-in-a-pipeline approach with tecarfarin. Tecarfarin received Orphan Drug designation (ODD) for advanced heart failure patients with implanted left ventricular assist devices (LVADs). The Company also received ODD and fast-track status for tecarfarin in end-stage kidney disease and atrial fibrillation (ESKD+AFib).

Cadrenal is opportunistically pursuing business development initiatives with a longer-term focus to build a pipeline of specialized cardiovascular therapeutics. For more information, visit www.cadrenal.com and connect with us on LinkedIn.

Safe Harbor

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding the collaboration strengthening the potential for improved patient outcomes through improvements in the quality of anticoagulation enhancing hemocompatibility in HeartMate 3™ LVAD patients; Abbott supporting Cadrenal on the planning and execution of the TECH-LVAD trial to evaluate the efficacy and safety of tecarfarin in patients with LVADs; Abbott sharing insight from recent HeartMate 3™ trials and supporting Cadrenal with: trial design, site identification, trial awareness, and HeartMate 3™ expertise; the support of Abbott further validating the advancement into late-stage clinical development of tecarfarin; bringing  forward the first innovation in vitamin K-targeted anticoagulation in over 70 years; meeting the unmet needs of LVAD patients by relieving them and their healthcare providers of some of warfarin’s greatest clinical challenges, Cadrenal building build a pipeline of specialized cardiovascular therapeutics and the LVAD market being projected to reach $2.4 billion by 2032. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to utilize Abbott’s expertise to advance tecarfarin, the ability to successfully collaborate with Abbott, the initiation of the pivotal clinical trial for tecarfarin in LVAD patients by Cadrenal and for Cadrenal to provide improved patients outcomes and efficacy and safety for LVAD patients; the ability of Cadrenal to build a pipeline of specialized cardiovascular therapeutics and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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